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   COMPANY PRESS RELEASE

   GERALD STEVENS, INC. ACQUIRES CALYX & COROLLA

   FLORAL INDUSTRY PIONEER RUTH OWADES JOINS BOARD

   FT. LAUDERDALE, Fla.--(BUSINESS WIRE)--Aug. 3, 1999--Gerald Stevens, Inc. (Nasdaq:GIFT - news) today announced that it has completed the acquisition of upscale floral company, Calyx & Corolla, Inc., the leading direct marketer of floral products and the largest direct-from-grower operation in the United States.

   Established in 1989 as the first "virtual" company in the flower industry, Calyx & Corolla generates orders for floral products through catalog mailings and its web site, www.calyxandcorolla.com, and relays the orders to a select group of top growers for shipment directly to the customer. All orders are shipped via FedEx in custom-designed packaging for next-day delivery. Calyx & Corolla specializes in fresh picked bouquets, blooming plants and its "Year of Giving" programs, with monthly deliveries of flowers, plants or bonsai. In 1998, the Company generated revenue in excess of $20 million.

   The Calyx & Corolla catalog is the most widely circulated floral catalog in the U.S. with over 12 million catalogs mailed in 1998. The Company's calyxandcorolla.com Web site is one of the fastest growing floral e-commerce sites on the Internet, with a 500% increase in annual sales in 1999.

   Gerald R. Geddis, president and chief executive officer of Gerald Stevens, stated "With Calyx & Corolla we are now positioned to market and deliver floral and gift products via every channel. The direct marketing business is a terrific complement to our current retail and order generation operations. And the direct-from-grower fulfillment capability allows us to supplement our in-store merchandise offering with a more diverse product line and to provide our customers with a broad array of appealing continuity programs."

   "We are thrilled to add Ruth Owades to our Board," added Geddis. "Her lifetime of achievement in the direct marketing industry and her decade of experience building Calyx & Corolla into one of the most well-known and highly regarded brands in the floral industry will be invaluable to us as we continue to build Gerald Stevens into the premiere retailer and marketer of floral and gift products in the United States."

   Ruth M. Owades, chief executive officer of Calyx & Corolla said, "The complementary relationship between Calyx & Corolla and Gerald Stevens will be great for both companies. Calyx will give Gerald Stevens strategic positioning in direct marketing, strengthen its Internet presence, and allow GSI to dominate the upscale market segment. Gerald Stevens, on the other hand, will provide Calyx access to a broader consumer base of loyal floral customers and allow Calyx to offer its current customers a same-day delivery option."

   Gerald Stevens, Inc. (Nasdaq:GIFT - news; www.geraldstevens.com) is a leading integrated retailer and marketer of flowers, plants and complementary gifts and decorative accessories. The Company currently operates the largest company-owned network of floral specialty retail stores in the United States, with more than 157 locations in 20 markets. In addition to retail locations, Gerald Stevens is integrating operations throughout the floral supply chain. It owns its own import operation in Miami, Florida and has relationships with leading growers around the world, allowing the company to control order fulfillment through every phase. In addition, Gerald Stevens is making ordering flowers a true customer convenience, with 4 regional call centers and Internet operations that take orders 24 hours a day, 7 days a week.

   Calyx & Corolla, founded in 1989 by Ruth M. Owades, re-invented the way consumers buy flowers. As the pioneer in




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   direct-from-the-grower delivery via FedEx, Calyx & Corolla altered the traditional distribution system by eliminating costly middlemen and extending vase life by 7-10 days. Under Owades' leadership, Calyx & Corolla has grown into the leading direct marketing floral company, mailing 15 million catalogs per year to over 1.5 million customers throughout the world. Its Web site, www.calyxandcorolla.com, is yet another marketing channel to the large upscale consumer market. Formerly a privately held company, Calyx & Corolla investors include ABC, Inc. (now Disney) and the international investment banking firm of Hambrecht & Quist L.L.C.

   CONTACT:

        Alexander Ogilvy Public Relations
        Laura Schooler, 212/880-5312
        lauras@alexanderogilvy.com